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                          MOONLIGHT INTERNATIONAL CORP.



                                                 contact:         Leon Golden
                                                                  Secretary
                                                                  718-646-4175


FOR IMMEDIATE RELEASE:


MOONLIGHT INTERNATIONAL CORP:  SCHEDULES MAJOR PRODUCT
DEMONSTRATIONS

         New York, NY - January 16, 1997 - Moonlight International Corp. (Electronic Over-the-Counter Bulletin Board - LYTE) has significantly expanded its demonstration program so as to further introduce its mobile helium-filled lighting balloons to potential clientele and the general population. In that regard Mr. Werner Heim, President of LYTE, confirmed that demonstrations of LYTE's lighting systems are scheduled to take place in Kitzbuhl, Austria during the world famous downhill ski racing event on January 25, 1997 and that LYTE has been requested to demonstrate its lighting system at the international horse jumping event in Koessen/Kitzbuhl so as to facilitate the lighting of such event during the evening hours.

         Mr. Heim also indicated that LYTE had been requested to utilize its products so as to light up the night skiing on the Suvretta hill in St. Moritz on February 12, 1997 and to demonstrate the additional potential safety measures of its system. It is anticipated that major participants in such demonstrations will include hotels, ski schools and emergency services.

         LYTE, operating through its wholly owned Swiss subsidiary, and in accordance with License Agreements (whereby it acquired exclusive field-of-use worldwide rights to utilize certain proprietary information, patent rights and technological know how) has developed and is currently commercializing a line of mobile helium-filled lighting balloons providing high luminosity, non-dazzling light with low energy consumption and designed to effectively lighten such nighttime outdoor activities as search and rescue operations, construction works, sporting events and festivities, as well as various kinds of nighttime police operations.